EXHIBIT 11.1

                  TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                              1997     1996
                                                              ----     ----

                                                       (in thousands, except per
                                                          common share data)
Weighted average common shares outstanding used in the
       computation of per common share earnings:
       Common shares issued                                   23,822   23,759
       Common shares in treasury                                 800      800
                                                             -------  -------

Weighted average common shares outstanding (1)                23,022   22,959
                                                             =======  =======

Net income (applicable to common stock)                      $41,621  $36,230
                                                             =======  =======

Net income per common share (1)                              $  1.81  $  1.58
                                                             =======  =======

(1)    The effect of all other common stock equivalents is not significant;
       therefore, this information is not presented.


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